Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (Nos. 333-51854 and 333-179494) on Form S-8 of Kansas City Southern of our report dated May 27, 2015 relating to our audits of the statements of net assets available for benefits of the Kansas City Southern 401(k) and Profit Sharing Plan, which appears in this annual report on Form 11-K of the Kansas City Southern 401(k) and Profit Sharing Plan, for the year ended December 31, 2015.

/s/ RSM US LLP
Kansas City, Missouri
May 23, 2016